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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Sodak Gaming, Inc.:

     We consent to incorporation by reference in the registration statement No. 33-92524 on Form S-8 of Sodak Gaming, Inc. of our reports dated February 14, 1997, relating to the consolidated balance sheets of Sodak Gaming, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports are included in the 1996 annual report on Form 10-K of Sodak Gaming, Inc.


                                    \s\  KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 27, 1997